EXHIBIT 99.01

FOR:	Education Management Corporation
COMPANY CONTACT:
James Sober, CFA
Vice President, Investor Relations
(412) 995-7684
Education Management Corporation Announces Appointment of New President of The Art Institutes and
Resignation of Current Art Institutes President
Pittsburgh, PA, October 12, 2005 — Education Management Corporation (NASDAQ:EDMC) today announced the resignation of David J. Pauldine, Executive Vice President and President of The Art Institutes, and the appointment of John M. Mazzoni as Senior Vice President and President of The Art Institutes. Mr. Mazzoni will assume the position as President of The Art Institutes effective October 17, 2005. Mr. Mazzoni has been with the Company for 18 years and currently serves as Senior Vice President of Group Operations, overseeing the implementation of operating plans for all the Company’s schools.
John R. McKernan, Jr., EDMC’s Chief Executive Officer and Vice-Chairman, said, “We are delighted to promote John to his new role as President of The Art Institutes. As Senior Vice President of Group Operations, John has worked extensively with the Presidents of each of our 31 Art Institute schools and previously served as an Art Institute Group Vice President. He brings a thorough understanding of our schools from both a financial and operations perspective to his new role with the Company.”
Mr. Pauldine will leave EDMC to pursue other opportunities and his resignation is effective as of October 14, 2005. Mr. Pauldine, who joined the Company in 1989, previously served as the Company’s Chief Marketing Officer in addition to the President of The Art Institutes and other positions within the Company. Mr. McKernan stated, “We thank Dave for his many contributions to EDMC during his time as President of The Art Institutes as well as in the other positions he has held during his career with us.”
Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. EDMC has 71 primary campus locations in 24 states and two Canadian provinces. EDMC’s education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate’s through doctoral degrees. EDMC has provided career-oriented education for over 40 years.